Exhibit 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES $95 MILLION JOINT VENTURE

AGREEMENT WITH GAIL (INDIA) LIMITED

HOUSTON, September 29, 2011 - Carrizo Oil & Gas, Inc. (NASDAQ: CRZO) today announced the closing of an unincorporated joint venture with a wholly owned subsidiary of GAIL (INDIA) LIMITED (“GAIL”). Under the joint venture agreement, Carrizo sold 20% of Carrizo’s interest in approximately 20,200 net mineral acres leased by the Company in the highly prospective condensate zone of the Eagle Ford Shale for total consideration of $95 million, comprised of $63.65 million in cash and the assumption of an additional $31.35 million of Carrizo’s future drilling and development costs (“drilling carry”). The cash proceeds from the transaction were used to reduce the outstanding balance under Carrizo’s revolving credit facility. The consideration payable to Carrizo is subject to customary post-closing adjustments and indemnities.

The Eagle Ford Shale assets conveyed to GAIL under the terms of the agreement include approximately 4,040 net acres located primarily in La Salle County, Texas and a 20% interest in eight horizontal wells currently producing approximately 1,700 net barrels of oil per day (340 barrels per day net to GAIL) and 3,800 net Mcf per day of rich gas (760 Mcfpd net to GAIL). Carrizo’s internally estimated mid-year 2011 proved reserves allocated to these acres amount to 13.8 million boe (2.76 million boe net to GAIL), of which 2.5 million boe are classified as proved developed (0.5 million boe net to GAIL). A drilling rig is currently in the process of drilling a four well pad on the joint venture property which is expected to be completed and brought on production near the end of this year. Carrizo continues as operator of these properties, and currently expects the $31.35 million drilling carry to be fully realized in less than one year. Carrizo has recently executed purchase agreements for additional Eagle Ford acreage which will not be included in the joint venture with GAIL. After giving effect for the joint venture and assuming the closing of the expected acquisition of these new Eagle Ford Shale acres, Carrizo’s net Eagle Ford Shale lease position would amount to approximately 41,000 net acres. “We believe that this very attractive transaction with GAIL comes at an opportune time,” Carrizo’s President and CEO, S. P. “Chip” Johnson, IV, commented. “With the current uncertainty in the global financial markets, we felt it prudent to execute this transaction and take the opportunity to reduce our financial leverage and preserve our liquidity to be better prepared for whatever the future should hold. As we continue to control the pace of substantially all of our development activities, we have the flexibility to adjust our capital requirements as necessary. This joint venture further demonstrates the substantial imbedded value in our portfolio of assets. GAIL and Carrizo have been working towards formation of a joint venture for some time and our two companies have worked diligently together to structure a mutually beneficial agreement which met both our needs. We are pleased to welcome GAIL as our development partner in a portion of our assets in the Eagle Ford Shale.”

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation, and production of oil and natural gas primarily in the Eagle Ford Shale in South Texas, the Barnett Shale in North Texas, the Marcellus Shale in Appalachia, the Niobrara Formation in Colorado, and in proven onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo is also actively developing its oil discovery known as the Huntington Field in the UK North Sea. Carrizo controls significant prospective acreage blocks and utilizes advanced drilling and completion technology along with sophisticated 3-D seismic techniques to identify potential oil and gas drilling opportunities and to optimize reserve recovery.

GAIL is India’s premier integrated gas company with substantial interests in E&P, LNG, gas transportation, gas marketing and trading, petrochemicals as well as CNG and city gas distribution. GAIL is listed on the National Stock Exchange of India, the Bombay Stock Exchange and the London Stock Exchange (in the form of GDRs). It is 57 % owned by the Government of India. Its turnover for the year ended 31st March 2011 was US$ 7632 million with a net profit of USD 865 million. GAIL’s businesses are primarily located in India but it has an international presence by virtue of its investments in China, Singapore and other countries.

Statements in this news release that are not historical facts, including but not limited to those related to benefits of the transaction, purchase price, additional mineral acreage, actions by sellers and lessors and joint venture partners, timing and levels of production, drilling and completion, production mix, development plans, use of proceeds, oil and gas sales, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies, timing of completion and drilling of wells, completion and pipeline connections and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risk of the drilling carry not being utilized, completion of possible acreage acquisitions, title defects and other post-closing adjustments and indemnities, results of wells and production testing, performance of rig operators and gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in Carrizo’s Form 10-K for the year ended December 31, 2010 and its other filings with the Securities and Exchange Commission.